Exhibit 10.3

January 21, 2011

Mr. Jeffrey Reichard
W353 N6318 Marina Drive
Oconomowoc, WI  53066

Dear Jeff:

On behalf of the Board of Directors of ZBB Energy Corporation (“ZBB”), I am delighted to invite you to join our family of companies as the Vice President of Electronics Development of ZBB, as the President of DCDC Acquisition Company LLC (to be renamed Tier Electronics LLC) (“Tier”), as a member of the Board of Directors of ZBB and as a member of the Board of Directors of Tier.  This letter agreement sets forth the terms your employment.

1.	Term of Employment: ZBB will employ you for the period commencing as of January 21, 2011 and, subject to earlier termination as set forth herein, ending on January 21, 2014 (the “Term of Employment”).

2.	Position:

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During the Term of Employment, you will serve as ZBB’s Vice President of Electronics Development and Tier’s President and report to the President and Chief Executive Officer of ZBB.  Until such time as the principal and interest balance under that certain Promissory Note (the “Note”) dated as of the date hereof in the original principal amount of $1,350,000 made by Tier for the benefit of Tier Electronics LLC (to be renamed TE Holdings Group, LLC) (“TE”) is paid in full, included in your duties as President of Tier will be all hiring and termination decisions with respect to Tier employees, subject to hiring and termination policies applicable to ZBB and Tier employees generally as communicated to you by ZBB’s President and Chief Executive Officer, and excluding hiring and termination decisions governed by the terms and conditions of employment agreements under which the applicable employee reports to a party or parties other than the President of Tier.  Your services to ZBB and Tier will be performed in Menomonee Falls, Wisconsin during the Term of Employment.  You acknowledge, however, that you may be required to travel in connection with the performance of your duties hereunder; provided, that you shall not be required to travel more than thirty (30) days during any calendar year or more than ten (10) days during any thirty (30) day period.

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During the Term of Employment, you may accept a position on the board of directors of any company that does not directly compete with the business of Tier or ZBB, provided such position is approved in advance by ZBB’s Board of Directors.  It is understood that you are currently a member of the board of directors of for-profit companies and a member of the board of directors or advisory board for non-profit and other industry or economic associations previously disclosed to ZBB, which memberships shall not be prohibited by the terms hereof, provided that such memberships will not interfere in any way with the fulfillment of your duties as Vice President of Electronics Development of ZBB, as President of Tier, as a director of ZBB and as a director Tier.

Mr. Jeffrey Reichard
January 21, 2011
Page: 2

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Nothing contained in this letter will be construed as conferring upon you any right to remain employed by ZBB or any of its subsidiaries or affiliates or affect the right of ZBB or any of its subsidiaries or its affiliates to terminate your employment at any time for any reason or no reason, subject to the obligations of ZBB as set forth herein.

3.            Salary:

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During the Term of Employment, you will be entitled to an annual salary of $200,000, payable in accordance with ZBB’s normal salaried payroll practices.  The Board of Directors of ZBB will review, at least annually, your overall compensation with a view to increasing it if, in the sole judgment of the Board of Directors, the performance of Tier or your services merit such an increase.  Your salary will not be reduced during the Term of Employment without your prior written consent.

•	ZBB shall be entitled to withhold from amounts to be paid to you hereunder any federal, state, or local withholding or other taxes or charges which it is required to withhold under applicable law.

4.            Options:

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Effective as of the date of your appointment set forth in Section 1, above, the vesting of the option to acquire 230,000 shares of the $.01 par value common stock of ZBB awarded to you pursuant to the terms and conditions of that certain stock option award agreement dated as of the date hereof between ZBB and you as an inducement for you to accept ZBB’s offer of employment shall commence in accordance with the vesting schedule set forth in such stock option award agreement.

5.            Travel Expenses:

•	Expenses for company travel will be reimbursed in accord with ZBB’s travel policy.

6.            Benefits:

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During the portion of the Term of Employment beginning on the effective date of your appointment set forth in Section 1, above, and ending on May 31, 2011, ZBB will provide you with, and you will be eligible for, medical, dental, vision and life insurance benefits under UnitedHealthcare Insurance Company Policy Number G/GA779840BW as sponsored by TE immediately prior to such effective date and other employee benefits identical to those provided by TE to you immediately prior to such effective date; provided, that ZBB shall have the right, in its sole discretion, to limit such benefits in order to comply with all applicable laws and regulations governing the employee benefit plans of ZBB’s controlled group; and during the remainder of the Term of Employment, ZBB will provide you with, and you will be eligible for, all benefits of employment generally made available to the senior executives of ZBB (collectively, the “Benefit Plans”), subject to and on a basis consistent with the terms, conditions and overall administration of such Benefit Plans. You will be considered for participation in Benefit Plans which by the terms thereof are discretionary in nature (such as stock option plans) on the same basis as other executive personnel of ZBB of similar rank.  Notwithstanding the foregoing, you may elect either to participate in ZBB’s health Benefit Plan or obtain other health insurance.  If you elect to obtain other health insurance, ZBB will pay the monthly premiums for such insurance up to an amount equal to $900 per month paid either directly by ZBB to the insurance provider, or reimbursed to you on a monthly basis as soon as practicable following your submission to ZBB of proof of payment of each monthly premium payment.  You will be solely responsible for the payment of monthly premiums in excess of this amount.  ZBB’s payment of such premiums shall constitute an “accident or health plan” for the purposes of Section 106 of the Internal Revenue Code of 1986, as amended.

Mr. Jeffrey Reichard
January 21, 2011
Page: 3

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On a pre-tax basis, ZBB will provide a policy comparable to other ZBB executives or reimburse you for the payment of premiums for a long-term disability insurance policy from an insurance carrier mutually acceptable to ZBB and you.  To the extent that ZBB reimburses you for the payment of premiums, such premiums will be paid either directly by ZBB to the insurance provider, or reimbursed to you as soon as practicable following your submission to ZBB of proof of payment of each premium payment.  You will be solely responsible for the payment of annual premiums in excess of this amount.  ZBB’s payment of such premiums shall constitute an “accident or health plan” for the purposes of Section 106 of the Internal Revenue Code of 1986, as amended.

•	We also offer you six (6) weeks of vacation per calendar year.

7.            Benefits Upon Termination:

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Without giving effect to the timing of the payment of your base salary for 2011 as set forth in Section 3, above, in the event that (a) ZBB terminates your employment for any reason other than “Cause” or “Disability”, or (b) you terminate your employment with ZBB for “Good Reason”, you will be entitled to a severance payment in an amount equal to the greater of (i) 12 months of your annual base salary as then in effect, or (ii) the remaining number of complete months in the scheduled term set forth in Section 1, above, of your annual base salary as then in effect, paid in accordance with ZBB’s normal salaried payroll practices as then in effect.  In the event your employment with ZBB is terminated due to “Disability,” you will be entitled to a severance payment in an amount equal to your base salary as then in effect from the date of termination through the date on which benefits under ZBB’s long-term disability policy begin, but in no event longer than 90 days, paid in accordance with ZBB’s normal salaried payroll practices as then in effect.  The definitions of “Cause”, “Disability” and “Good Reason” are attached as Exhibit A to this letter agreement.  In each case, this severance benefit will be contingent on your execution of a release in a form acceptable to ZBB which is not withdrawn or otherwise revoked within the applicable statutory and/or regulatory time periods or otherwise.  You will also be entitled to all accrued and unpaid benefits under any Benefit Plans in which you participate through the date of termination.  For purposes of this Section 7, as of the effective date of any termination of your employment described in clause (a) or clause (b) above, the greater of (A) 12 months following such date, or (B) the number of complete months remaining in the scheduled term set forth in Section 1, above, as of such date shall be referred to as the “Severance Period”.

Mr. Jeffrey Reichard
January 21, 2011
Page: 4

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If you terminate your employment with ZBB for “Good Reason” or if ZBB terminates your employment without “Cause”, and if you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following such termination, then ZBB shall pay your monthly premium under COBRA until the earlier of:  (a) the last day of Severance Period, or (b) the date on which you are offered or obtain health insurance coverage in connection with new employment or self-employment.  If you are not eligible for COBRA coverage because you have waived health insurance coverage, then, subject to the dollar limits above, ZBB shall pay your monthly premium for long-term disability conversion coverage until the earlier of: (i) the last day of the Severance Period, or (ii) the date on which you are offered or obtain long-term disability insurance coverage in connection with new employment or self-employment.

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If you terminate your employment with ZBB other than for “Good Reason” or ZBB terminates your employment for “Cause”, you will be entitled to the payment of any accrued but unpaid base salary through the date of termination, plus all accrued and unpaid benefits under any Benefit Plans in which you participate through the date of termination.  In either case, you will not be entitled to any severance payment and you will not be entitled to the payment of the premiums specified above.

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As a condition to your appointment, you will be required to enter into a restrictive covenant agreement.  If you breach the provisions of the restrictive covenant agreement, then you shall forfeit any unpaid severance payments and COBRA and long-term disability conversion coverage premiums as of the time of ZBB’s determination of the breach, and you shall repay to ZBB any severance payments and COBRA and long-term disability conversion coverage premiums you have received as of the time of ZBB’s determination of the breach as soon as practicable after ZBB provides a written demand for payment to you.

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Upon the termination, for whatever reason, of your employment with ZBB, you will be entitled to keep the cell phone number used by you immediately prior to the effective date of such termination; provided, that you agree to pay when due all transfer fees and other costs associated with the transfer of such cell phone number to you personally.

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You hereby represent and warrant that you are not bound by any employment or confidentiality agreement or other obligation or commitment, whether contractual or otherwise, that would be inconsistent, or place you in a position of conflict, with your position as Vice President of Electronics Development of ZBB, your position as President of Tier or this letter agreement.

Mr. Jeffrey Reichard
January 21, 2011
Page: 5

•	As a condition to your appointment, you will also be required to submit to a formal background check and a drug test and the results must be satisfactory to ZBB’s Board of Directors.

8.           Miscellaneous Provisions:

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You hereby covenant and agree, upon the termination, for whatever reason, of your employment with ZBB, to resign as a member of the Board of Directors of Tier, effective as of the effective date of such termination of employment.

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You hereby covenant and agree, upon the earlier to occur of (a) the first anniversary of the date of the payment in full of the principal and interest balance under the Note, or (b) the termination, for whatever reason, of your employment with ZBB, to resign as a member of the Board of Directors of ZBB, effective as of the effective date of such earlier occurrence, pursuant to the signed resignation attached hereto as Exhibit B.

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This letter agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of ZBB’s business and/or assets.  For all purposes under this Agreement, the term “ZBB” shall include any successor to ZBB’s business and/or assets which becomes bound by this letter agreement.

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This letter agreement and all of your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

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Notices and all other communications contemplated by this letter agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by overnight courier or U.S. registered or certified mail, return receipt requested and postage prepaid.  In the case of notices to you, notices shall be addressed to you at the home address which you most recently communicated to ZBB in writing.  In the case of notices to ZBB, notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

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No provision of this letter agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by an authorized officer of ZBB (other than you).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this letter agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

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No other agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth or referenced in this letter agreement have been made or entered into by either party with respect to the subject matter hereof.  This letter agreement and the other agreements, representations and understandings expressly set forth or referenced herein contain the entire understanding of the parties with respect to the subject matter hereof.

Mr. Jeffrey Reichard
January 21, 2011
Page: 6

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Any termination of this letter agreement shall not release either ZBB or you from our respective obligations to the date of termination nor from the provisions of this letter agreement which, by necessary or reasonable implication, are intended to apply after termination of this letter agreement.

•	The validity, interpretation, construction and performance of this letter agreement shall be governed by the laws of the State of Wisconsin (other than provisions governing the choice of law).

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The invalidity or unenforceability of any provision or provisions of this letter agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

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This letter agreement and all your rights and obligations hereunder are personal to you and may not be transferred or assigned by you at any time.  ZBB may assign its rights under this letter agreement to any entity that assumes ZBB’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of ZBB’s assets to such entity.

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This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This letter agreement may be executed in facsimile copy or by other electronic means with the same binding effect as the original.

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Mr. Jeffrey Reichard
January 21, 2011
Page: 7

We feel that this offer is exceptionally attractive and reflects the confidence we have in your ability to guide the growth of Tier and to achieve a significant enhancement of ZBB shareholder value.  We very much look forward to having you join us as ZBB’s Vice President of Electronics Development and as Tier’s President.  If you agree to the terms of this letter agreement, please execute two (2) copies of the letter agreement below.

With warm regards,

ZBB ENERGY CORPORATION

/s/ Eric C. Apfelbach

Eric C. Apfelbach
President and Chief Executive Officer

Agreed and accepted as of
January 21, 2011.

/s/ Jeffrey Reichard
Jeffrey Reichard

EXHIBIT A
DEFINITIONS

Cause.  Termination of your employment with ZBB for “Cause” shall mean termination of your employment with ZBB due to (1) any failure by you to substantially perform your duties with ZBB or Tier (other than by reason of illness) which occurs after ZBB has delivered to you a demand for performance which specifically identifies the manner in which ZBB believes you have failed to perform your duties, and you fail to resume performance of your duties on a continuous basis within fourteen (14) days after receiving such demand, (2) your commission of a material violation of any law or regulation applicable to ZBB or any of its affiliates or subsidiaries or your activities in respect of ZBB or any of its affiliates or subsidiaries, (3) your commission of any material act of dishonesty or disloyalty involving ZBB or any of its affiliates or subsidiaries, (4) any violation by you of a ZBB or Tier policy of material import after written notice and reasonable opportunity to cure, (5) any act by you of moral turpitude which is likely to result in material discredit to or material loss of business, reputation or goodwill of ZBB or Tier, (6) your chronic absence from work other than by reason of a serious health condition, (7) your commission of a crime which substantially relates to the circumstances of your position with ZBB or any of its affiliates or subsidiaries or which has material adverse effect on ZBB or any of its affiliates or subsidiaries, or (8) the willful engaging by you in conduct which is demonstrably and materially injurious to ZBB or any of its affiliates or subsidiaries.  For purposes hereof, Tier shall be deemed an affiliate of ZBB.

Disability.  “Disability” shall mean (1) you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (2) you have been, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under any accident, disability or health plan.

Good Reason.  Termination of your employment with ZBB for “Good Reason” shall mean the termination of your employment with ZBB within thirty (30) days after any of the following: (1) a change in your position or authority with ZBB which materially reduces your level of responsibility and/or a reduction in your base salary (except to the extent the base salaries of substantially all of the executive officers of ZBB are reduced proportionately), (2) a notification by ZBB to you that your principal place of employment will be relocated to an office or location that is more than 20 miles from the office or location at which you were principally employed immediately after the date of your appointment as Vice President of Electronics Development of ZBB and President of Tier and that is no closer to your principal residence, or (3) a material breach by ZBB of any term of this letter agreement following written notice thereof and the failure of ZBB to cure such breach within ten days of such written notice.  Notwithstanding the above to the contrary, “Good Reason” does not exist unless you object to any change, reduction, notification or breach described above by written notice to ZBB within thirty (30) business days after such change, reduction, notification or breach occurs, and ZBB fails to cure such change, reduction or breach within ten (10) business days after such notice is given.